Exhibit 99.2

COMTECH TELECOMMUNICATIONS CORP.
Consolidated Balance Sheets
(unaudited)

	January 31, 2005	October 31, 2004	July 31, 2004	July 31, 2003
Assets
Current assets:
Cash and cash equivalents	$201,743,000	182,080,000	163,292,000	48,617,000
Restricted cash	1,044,000	2,103,000	4,054,000	4,288,000
Accounts receivable, net	41,412,000	30,940,000	43,002,000	26,696,000
Inventories, net	38,555,000	43,360,000	39,758,000	34,048,000
Prepaid expenses and other current assets	5,107,000	3,687,000	1,817,000	1,742,000
Deferred tax asset – current	6,501,000	6,501,000	6,501,000	5,699,000

Total current assets	294,362,000	268,671,000	258,424,000	121,090,000

Property, plant and equipment, net	15,450,000	15,164,000	14,652,000	12,328,000
Goodwill	18,721,000	18,721,000	18,721,000	17,726,000
Intangibles with definite lives, net	9,569,000	10,137,000	10,706,000	11,353,000
Deferred financing costs, net	3,267,000	3,404,000	3,541,000	—
Other assets, net	413,000	404,000	346,000	390,000
Deferred tax asset – non current	—	—	—	1,363,000

Total assets	$341,782,000	316,501,000	306,390,000	164,250,000

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$16,808,000	12,283,000	9,566,000	11,527,000
Accrued expenses	24,264,000	19,394,000	20,515,000	13,267,000
Customer advances and deposits	11,045,000	5,870,000	7,290,000	2,491,000
Deferred service revenue	10,248,000	13,751,000	13,716,000	11,160,000
Current installments of capital lease obligations	162,000	194,000	234,000	899,000
Interest payable	1,050,000	525,000	1,073,000	—

Income taxes payable	9,885,000	7,936,000	4,812,000	6,945,000

Total current liabilities	73,462,000	59,953,000	57,206,000	46,289,000

Convertible senior notes	105,000,000	105,000,000	105,000,000	—
Capital lease obligations, less current installments	90,000	124,000	158,000	393,000
Deferred tax liability – non-current	1,628,000	1,628,000	1,628,000	—

Total liabilities	180,180,000	166,705,000	163,992,000	46,682,000
Stockholders' equity:
Preferred stock, par value $.10 per share; shares
authorized and unissued 2,000,000	—	—	—	—
Common stock, par value $.10 per share;
authorized 30,000,000 shares; issued
21,844,191 shares at January 31, 2005, 21,605,907
shares at October 31, 2004, 21,557,002 shares at
July 31, 2004 and 21,031,153 shares at July 31,
2003	2,184,000	2,161,000	2,156,000	2,103,000
Additional paid-in capital	111,634,000	110,033,000	109,716,000	106,872,000

Retained earnings	47,969,000	37,787,000	30,711,000	8,884,000

	161,787,000	149,981,000	142,583,000	117,859,000

Less:
Treasury stock (210,937 shares)	(185,000)	(185,000)	(185,000)	(185,000)
Deferred compensation	—	—	—	(106,000)

Total stockholders' equity	161,602,000	149,796,000	142,398,000	117,568,000

Total liabilities and stockholders' equity	$341,782,000	316,501,000	306,390,000	164,250,000

Commitments and contingencies

The consolidated balance sheets as of January 31, 2005, October 31, 2004, July 31, 2004 and July 31, 2003 above include reclassifications of $728,000, $721,000, $719,000 and $701,000 to reflect the 3-for-2 stock split which became effective on April 4, 2005.